Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Energy Vault Holdings, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other	4,794,423 (2)	$4.94 (4)	$23,684,450	0.0000927	$2,195.55
Equity	Common Stock, par value $0.0001 per share	Other	1,217,712 (3)	$4.94 (4)	$6,015,498.00	0.0000927	$557.64
Total Offering Amounts					$29,699,948.00		$2,753.19
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$2,753.19

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement also covers any additional and indeterminate number of securities as may become issuable pursuant to the provisions of the Energy Vault, Inc. 2020 Stock Plan (the “2020 Plan”) and the restricted stock purchase agreement dated November 28, 2017, between Energy Vault, Inc. and Andrea Pedretti (the “RSPA”), which is the other “employee benefit plan” (as defined in Rule 405 under the Securities Act) set forth herein, as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s common stock, par value $0.0001 per share (the “Common Stock”).

(2)	Represents 4,794,423 shares of Common Stock issued or issuable under the 2020 Plan.

(3)	Represents 1,217,712 shares of Common Stock issued under the RSPA.

(4)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee and based on the average of the high and low prices of the Common Stock on July 26, 2022, as reported on the New York Stock Exchange, which date is within five business days prior to the filing of this Registration Statement.